Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-156501 and No. 333-174152) pertaining to the 2006 Stock Option Plan and the 2007 Long-Term Incentive Plan of MYR Group Inc. of our reports dated March 7, 2012, with respect to the consolidated financial statements of MYR Group Inc., and the effectiveness of internal control over financial reporting of MYR Group Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Chicago, Illinois
March 7, 2012